Exhibit 10.4

ROUTINE AND ON-CALL LINE MAINTENANCE AGREEMENT

(Delta Provides Services)

                AGREEMENT FOR ROUTINE AND ON-CALL LINE MAINTENANCE (“Agreement”) dated this 30th day of June, 2002 by and between DELTA AIR LINES, INC., a Delaware corporation, with its principal office at Hartsfield Atlanta International Airport, Atlanta, Georgia 30320, U.S.A. (“Delta”) and Hawaiian Airlines, a Hawaii corporation, with its principal office at 3375 Koapaka Street, G-350, Honolulu, Hawaii 96819 (“Airline”).

W I T N E S S E T H:

                WHEREAS, Airline is a United States certificated air carrier pursuant to U.S. Federal Aviation Regulations Part 121 and in connection therewith desires to obtain routine and on-call line maintenance at such locations as more fully set forth herein and in Exhibit A; and

                WHEREAS, Delta is willing to furnish such routine and on-call line maintenance services at the location(s) specified in Exhibit A upon the terms and conditions hereinafter set forth; and,

                NOW, THEREFORE, for and in consideration of the mutual promises and covenants hereinafter set forth, the parties hereto agree as follows:

1.             TERM.

(a)           This Agreement shall commence on 30 July, 2002, and will remain in full force and effect for a period of 10 years, provided that Delta’s Technical Sales & Services group enters into in a 10 year contract for Inventory Support and Services for Airline’s B767ER aircraft and such Inventory Support and Services agreement remains valid.

(b)           Notwithstanding the preceding subparagraph (a) of this Section 1, either party may terminate this Agreement for convenience and without penalty or further obligation to the other party, at any time after the fifth (5th) anniversary of the effective date of the Agreement and upon not less than one hundred eighty (180) days prior written notice.

c)             Notwithstanding the preceding subparagraphs (a) and (b) of this Section 1, Delta may terminate this Agreement immediately upon notice to Airline in the event that Airline fails to meet its payment obligations contained in this Agreement or any other agreement between Delta and Airline.  In such event, Delta may terminate all work in progress and shall be relieved of all further responsibility and liability to Airline to complete the services under this Agreement.  The terms for return of any of Airline’s equipment then in Delta’s possession to Airline shall be as agreed between Delta and Airline.  Delta shall be entitled to recover from Airline, and Airline agrees to pay, all costs of suit and attorneys’ fees incurred by Delta in the event that Delta initiates an action for the collection of payments due Delta from Airline under this Agreement.

CONFIDENTIAL

2.             SERVICES AND STANDARDS

(a)   Delta agrees to provide to Airline those routine and on-call maintenance services more particularly described in the Exhibits hereto (“Services”) at the location(s) designated in each of the Exhibits on an as requested, as-needed basis.  In those instances where Delta and Airline have a need for work at the same time, Delta will prioritize those needs, taking into account the type of problem, departure times and resources then currently available. After such evaluation, Delta will satisfy the most critical need first. Where such evaluation reveals that each of Delta’s and Airline’s needs are equally critical, Delta’s need will be satisfied first, however, Delta will make reasonable  efforts to call in additional resources to minimize any impact on Airline’s operation.

[REDACT]

(b)           The services provided shall be exclusively for line maintenance and does not include any other department of services of Delta.

(c)           All training of Delta personnel which may be required by Delta to perform the Services shall be provided by the Airline at the location(s) where the Services are to be provided, or such other location as mutually agreed, at Airline’s sole cost and expense.  Airline shall be invoiced by Delta for time required for such training at the [REDACT] rate as set forth in the Mutual Assistance Ground Service Agreement (MAGSA) as revised annually on each successive April 1 calendar date.

(d)           Airline will supply any forms, documents, or other printed matter (in a format useable by Delta using Delta’s  most current equipment) required for the proper performance of Delta’s obligations under this Agreement.

(e)           The standards, specifications, practices and procedures to be followed by Delta in furnishing the Services shall be those followed by Delta in connection with its own operations.  However, Airline’s GMM/SPM shall take precedence when conflicts arise between Airline and Delta standards, specifications, practices, and procedures.  By executing this Agreement, Airline acknowledges that Delta has furnished all information and materials desired by Airline concerning Delta’s on-call line maintenance procedures and practices and that such procedures and practices are acceptable to Airline.

(f)            In the performance of this Agreement, Delta shall act, for all purposes, as an independent contractor and not as an agent or employee of Airline.  The employees furnishing services on behalf of Delta shall act solely on behalf of Delta and under no circumstances shall they be deemed employees or agents of Airline.

(g)           Airline shall furnish Delta with all current technical data relative to Airline’s aircraft, engines, components and equipment as may be necessary or required by Delta to perform the Services hereunder.

(h)           It is the responsibility of Airline to ensure that the latest and valid revision of technical documentation and/or check sheets are available to Delta for the performance of Services at the applicable locations.

(i)            Airline expressly agrees that during the term of this Agreement, an employee or agent of Airline shall at all times be in charge of and in custody and control of any property of Airline being serviced by Delta.  THIS AGREEMENT IS STRICTLY A CONTRACT FOR SERVICES.  THE PARTIES HEREBY STIPULATE AND AGREE THAT THIS AGREEMENT DOES NOT CONFER UPON DELTA ANY CONTROL OVER, OR OBLIGATION OF BAILMENT WITH RESPECT TO ANY EQUIPMENT OWNED OR OPERATED BY AIRLINE, AND DOES NOT SUBJECT DELTA TO ANY OF THE LIABILITIES OF AN OWNER, USER, LESSOR, BAILEE OR OPERATOR OF ANY EQUIPMENT OWNED OR OPERATED BY AIRLINE.  EXCEPT AS MAY BE PROVIDED IN OTHER AGREEMENT(S) BETWEEN DELTA AND AIRLINE.

(j)            Delta shall provide all common lubricants, fluids, hardware and supplies and Airline shall furnish all parts and peculiar, lubricants, fluids, hardware and supplies required by Delta to perform the Services.  All such supplies provided and expended by Delta in performing the Services will be charged to Airline at Delta’s cost plus [REDACT].  In the event that Airline does not timely provide parts required by Delta to perform the Services, Delta may, at its option, supply such parts.  The cost of such parts provided by Delta hereunder will be charged to Airline at Delta’s cost plus [REDACT].

3.             CHARGES.

(a)           For the Services, materials and equipment furnished hereunder, Airline agrees to pay Delta at the rate specified in the Exhibit.  In addition to such rates, Airline agrees to pay directly or reimburse Delta, as the case may be, for all fees, charges and taxes (excluding taxes on Delta’s income) assessed by the airport operator or governmental entities by reason of Airline’s use of the Airport where the Services are to be performed or by reason of Delta’s provision of the Services to Airline.  To the extent Airline reimburses Delta for any of the amounts described in the preceding sentence, as opposed as paying such amounts directly, Airline shall pay Delta in addition to such amounts a  [REDACT] administrative fee.

(b)           Delta shall invoice Airline for Services covered by the base rate charges not less than monthly.  Airline shall pay such invoice within [REDACT] from the date of the invoice as specified in the Exhibit.  The monthly base rate charges for routine line maintenance services will be paid through ACH.  All invoices not paid in full when due shall bear interest at the rate of  [REDACT] per month, or part thereof, until such time as the unpaid balance plus any accrued interest has been paid in full.

c)             Other charges, including all O&A charges, for Services not covered by the base rate charges, will be invoiced monthly (or on a project basis if agreed in advance) and will be payable in full, without setoff or withholding, within [REDACT] from the date of issuance.  All such invoices will state labor, materials and any applicable taxes as separate line items.  Such invoices will be addressed and sent to Hawaiian at the following address:

Hawaiian Airlines

Attn:  Accounts Payable
P.O. Box 30008
Honolulu, Hawaii 96820

Airline shall pay such invoice within [REDACT] from the date of the invoice as specified in the Exhibit.    All payments will be made in U.S. Dollars by wire transfer of immediately available funds to [REDACT].

All invoices not paid in full when due shall bear interest at the rate of  [REDACT] per month, or part thereof, until such time as the unpaid balance plus any accrued interest has been paid in full.

(d)           If Airline disputes the amount of any invoice for Services not covered by base rates, or if it is determined that the amount of any base rate payment is in error, Airline will notify Delta TechSales Account Manager promptly, with supporting information, and the parties will promptly review all pertinent data and resolve the discrepancy as soon as practicable. If within fifteen (15) days of receipt of notification of potential payment or invoice error, the parties do not come to a resolution, such dispute shall be submitted to each parties respective management for resolution. [REDACT]

(e)           Any and all taxes (excluding any tax upon the income or gross receipts of Delta), fees, duties or other charges imposed or which may be imposed by any federal, state, county or local taxing or other authority on the provision or sale of Services, parts, materials and/or articles to Airline supplied under this Agreement (Taxes) for which Delta may be held responsible for the collection or payment on its own behalf or on behalf of Airline will be Airline’s sole and exclusive responsibility and will be payable exclusively by Airline. All amounts charged hereunder are exclusive of such Taxes.  Delta’s failure to invoice or collect such Taxes from Airline will not be deemed a waiver or release of Airline’s obligations hereunder.  Airline further agrees to indemnify and hold Delta harmless from and against the payment of any and all Taxes.

In addition Airline agrees to repay the interest and penalties that may accrue or are otherwise incurred in connection with any overdue Taxes.  If a claim is made against any party for Taxes with respect to which the other party is liable for a payment or indemnity hereunder, the party receiving such claim will promptly give the other notice in writing (and, in any case, within fifteen (15) days of receipt of such claim); provided, however, that failure to give notice will  not relieve any party of its obligations hereunder.  Airline will be required to remit payment to Delta or the tax authority, as appropriate, unless Airline is permitted by applicable law to contest such claim and defer payment in accordance with the law.  Such contest will be coordinated by Delta and the reasonable expenses will be borne by Airline, and includes, but is not limited to such costs, expenses, legal and accounting fees, penalties and interest.  If either party receives any refund on account of any suit or action for a Tax for which the other party has provided funds hereunder, such party shall promptly, but in  any event within thirty (30) days of receipt of such refund, remit such refund to the other party, together with any interest refunded on such amount.

4.             INDEMNIFICATION

                (a)           To the fullest extent permitted by law, Airline shall release, indemnify, defend and hold harmless Delta, its directors, officers, employees, agents and subcontractors (collectively, the “Indemnified Parties” and individually, an “Indemnified Party”) from and against any and all claims, demands, damages, losses, liabilities, fines, civil penalties, suits, judgments, and causes of action of every kind, character and nature, whether groundless or otherwise, as well as costs and expenses of any kind, character or nature whatsoever, including, but not limited to, interest, court costs and attorneys’ fees (collectively referred to herein as “Claims” and individually referred to herein as a “Claim”), which in any way arise out of or in connection with the performance or nonperformance of the Services under this Agreement or the provision to or the use by Airline of Delta services, equipment or facilities hereunder or otherwise arise out of or relate to the subject matter of this Agreement, including but not limited to, Claims for (a) injury to or death of any person (including, but not limited to, employees of Airline); (b) damage to or destruction of any property, real or personal (including, but not limited to, property of Airline); and (c) liability or obligations under or with respect to any violation of federal, state and local laws, regulations, rules, codes and ordinances (including, but not limited to, those concerning environmental protection).  The foregoing release and indemnity shall apply regardless of whether or not the Claim arises out of or relates to the negligence (whether active, passive or otherwise) of, or was caused in part by, an Indemnified Party.  However, nothing contained in this Agreement shall be construed as a release or an indemnity by Airline of an Indemnified Party from or against any loss, liability or claim to the extent arising from the gross negligence or willful misconduct of that Indemnified Party.  In no event shall Delta be liable for any indirect, special or consequential damages, including lost revenues or profits and loss of use of equipment, aircraft or facilities arising out of or in connection with this Agreement, and Airline’s obligation to indemnify Delta shall extend to such liabilities regardless of the party asserting such liabilities.  This Agreement shall not be construed to negate, abridge or otherwise reduce any other right or obligation to indemnity which would otherwise exist as to any Indemnified Party, or any obligation of Airline, its officers, directors, employees, agents or subcontractors to indemnify an Indemnified Party.  Airline’s obligations under this Section shall not be limited in any way by any limitation on the amount or type of damages, compensation or benefits paid or payable by Airline under Worker’s Compensation Acts, disability benefit acts or other employee benefit laws or regulations.  The indemnification obligations of this section shall survive termination or expiration of this Agreement.

5.             INSURANCE

(a)           At all times during the term of this Agreement, Airline, with respect to the operations and Services contemplated in this Agreement, agrees to carry and maintain at its own cost and expense in effect the following insurance:

(1)           Airport and ground general liability insurance covering bodily injury, including death and property damage, product liability and completed operations in an amount not less than [REDACT] combined single limit per occurrence for bodily injury and property damage.  The insurance shall name Delta as an additional insured and shall include a standard cross liability endorsement and contractual liability coverage.

(2)           Delta and Airline each agree to maintain Workers’ Compensation insurance for statutory limits and Employer’s Liability insurance in the amount not less than [REDACT] to cover its employees.  Delta and Airline agree to be solely and fully responsible for the payment of all Workers’ Compensation benefits for its employees.

(b)           Airline shall obtain the insurance required by this Agreement from a financially sound insurance company of recognized responsibility and shall furnish Delta with a certificate of insurance evidencing such coverage prior to commencement of the Services.  All insurance shall be primary without contribution from any other insurance which is carried by Delta and shall contain a waiver of all rights of subrogation that such insurer(s) have or may acquire against Delta arising from the Services provided under this Agreement.  All insurance policies shall provide that the insurance shall not be invalidated by any action or inaction of Airline and that the insurance shall continue in full force and effect for at least thirty (30) days after Delta receives written notice of cancellation, termination or material alteration.

6.             AUTHORIZATION.  Nothing in this Agreement shall require Delta to take any action contrary to law or any order of any government or governmental body or office having jurisdiction over Delta or Airline or over the Services to be performed hereunder, or contrary to any permit or authorization granted to Delta by any government or governmental body, or contrary to any arrangement pursuant to which Delta operates or utilizes any of its facilities in connection herewith or to provide any Services hereunder in connection with any operation by Airline not duly authorized by the appropriate government or governmental bodies having jurisdiction over Airline.

7.             FORCE MAJEURE.  Delta shall not be liable nor responsible, nor be obligated to perform hereunder, nor deemed to be in default hereunder, for any failure or delay in performing hereunder occasioned by any of the following causes:  acts of God or the public enemy, civil war, insurrections, riots, or civil disobedience, war, fires, floods, explosions, earthquakes, serious accidents, epidemics, or quarantine restrictions, any act of government or any agency or subdivision thereof, governmental priorities, allocations, regulations or orders affecting materials, facilities or personnel , strikes, labor difficulties causing cessation, slowdown or interruptions of work, inability after due and timely diligence to procure materials, fuel, supplies accessories, equipment, parts, utility services or other services relating to the Services to be provided hereunder, damage or destruction to Delta’s or Airline’s facilities and equipment due to any cause whatsoever, or any other cause beyond Delta’s reasonable control.

8.             ASSIGNMENT  This Agreement shall inure to the benefit of and shall be binding upon each of the parties hereto, their respective successors and their assigns, but may not be assigned wholly or in part by either party without the prior written consent of the other party.  Such consent shall not be required, however, as to a successor corporation resulting from merger, consolidation or sale of assets.  Delta may delegate any of the Services to subcontractors who provide the same services to Delta in connection with Delta’s own operations at the Airport.

9.             NOTICES  Any notices, requests or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by facsimile or hand delivery or mailed by United States certified or registered mail return receipt requested, postage or other charges fully prepaid, addressed to the appropriate party at its address or to its fax number, as appropriate, as set forth below:

                In the case of Airline as follows:

HAWAIIAN AIRLINES

Attn:  Vice-President - Maintenance & Engineering

3375 Koapaka Street, Suite G350

Honolulu, Hawaii 96819-1869

Tel:   (808) 835-3376

Fax:  (808) 835-3380

cc:           Vice President, General Counsel and Corporate Secretary

3375 Koapaka Street, Suite G-350

Honolulu, Hawaii  96819

Phone:  (808) 835-3610

Telefax: (808) 835-3690

and in the case of Delta as follows:

DELTA AIR LINES, INC.

Dept. 225

900 Toffee Terrace

Delta North Technical Center

Atlanta, Georgia 30320-6001

ATTN:  Contracts Coordinator

Telefax:  (404) 714-5544

Any such notice, request, or other communication shall be considered given on the date of hand or courier delivery if delivered by hand or overnight courier, on the date of receipt if delivered by fax, or on the date of deposit in the United States mail as provided above.  Rejection or other refusal to accept or inability to deliver because of changed address or fax number of which no notice was given shall not affect the validity or the effectiveness of the notice, request or other communication.  By giving at least ten (10) days’ prior written notice thereof, either party may from time to time and at any time change its mailing address or fax number hereunder.

10.           GOVERNING LAW.  This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia, excluding its laws regarding conflict or choice of laws, and Airline voluntarily submits itself to the jurisdiction of the federal and state courts situated in Fulton County, Georgia for any dispute arising hereunder.

11.           SEVERABILITY.   If any provision or term of this Agreement shall be determined to be illegal, invalid or unenforceable, the remainder of this Agreement shall not be affected thereby and shall remain valid and enforceable to the fullest extent permitted by law.

12.           ENTIRE AGREEMENT.   This Agreement, including all Exhibits hereto (which Exhibits are incorporated herein by reference), constitutes the complete agreement of the parties with respect to the subject matter hereof and supersedes all prior negotiations, agreements, representations and understandings, if any, between the parties concerning the same, whether written or oral.

13.           MODIFICATIONS AND AMENDMENTS.

(a)           This Agreement shall not be modified or amended in any respect except by written instrument duly executed by or on behalf of each of the parties to this Agreement.

(b)           Unless agreed to by Delta in writing, no persons other than Delta’s Manager - Line Maintenance Contracts, Director - Line Maintenance and Vice President - Line Maintenance Operations shall be authorized to modify or amend this Agreement on behalf of Delta.

14.           ATTORNEYS’ FEES.  In the event either party shall be in default in the performance of its obligations under this Agreement, and an action shall be brought for the enforcement thereof in which it shall be determined that such party was in default, the party determined to be in default shall pay to the other party all expenses incurred in connection therewith, including, without limitation, reasonable attorneys’ fees and court costs.

                IN WITNESS WHEREOF, the parties have caused this Agreement to be executed in their names and on their behalf by their respective officers thereunto duly authorized.

HAWAIIAN AIRLINES		DELTA AIR LINES, INC.
(“Airline”)

By:		By:
Name:	H. Norm Davies, Jr.	Name:	Jerry Bemis
Title:	Executive Vice President — Operations	Title:	Vice President
Line Maintenance Operations

By:
Name:	Christine R. Deister
Title:	Executive Vice President &
Chief Financial Officer

EXHIBIT A

To ROUTINE AND ON-CALL MAINTENANCE AGREEMENT between DELTA AIR LINES, INC. and HAWAIIAN AIRLINES dated as of 30 July, 2002.

1.             Location, Start Date, & Services to be Performed

Los Angeles (LAX)	July 30, 2002	PDC, O/N, & A check services
San Francisco (SFO)	July 30, 2002	PDC & O/N services
San Diego (SAN)	July 30, 2002	PDC & O/N services
Seattle (SEA)	July 30, 2002	PDC & O/N services
Phoenix (PHX)	October 1, 2002	PDC services only

Portland (PDX)

[REDACT]

PDC & O/N services

Las Vegas (LAS)	[REDACT]	PDC & O/N services

                [REDACT]

                [REDACT]

2.             Type Aircraft:  B767-300ER

3.             Services to be Provided by Delta at listed Stations

3.1	Provide FAA licensed Airframe and Power Plant mechanic services to Airline on a twenty-four hour per day, seven days per week basis.

3.2	For technical support, Delta shall provide the services listed in Section 3.4 and 4.2 of this Exhibit of the IATA Standard Ground Handling Agreement.

3.3	The monthly flat rate charge at each city/station listed in Section 4.2 provides for only those routine services in the type and quantity listed in Section 4.2.

3.4

Additional services provided, including additional routine services over and above the maximum allowable at any city/station, will be charged to Airline at rates as specified in Section(s) 3.5 and 4.2.

3.5	The services described (as listed hereafter) in Sections 2, 6, 8, and 9 of that IATA Standard Ground Handling Agreement (SGHA) AHM 810-April 1998 shall be provided by Delta:

SECTION 2. LOAD CONTROL, COMMUNICATIONS AND DEPARTURE CONTROL SYSTEM:

2.2.1.; 2.2.2.

SECTION 6. RAMP:

6.2.3. (on recharge); 6.3.1.; 6.3.2.; 6.5.1. (on recharge); 6.7.1. a, d, e (on recharge)

SECTION 8. FUEL AND OIL:

8.2.1.; 8.2.2.; 8.2.3.

SECTION 9. AIRCRAFT MAINTENANCE:

9.1.1.; 9.1.2.; 9.1.3.; 9.1.4. a; 9.1.5.; 9.2.1.; 9.2.2.; 9.2.3.; 9.2.4.; 9.2.5. (Specialized Tooling may be recharged) ; 9.2.6. (on recharge); 9.3.1. b; 9.3.2.; 9.3.3. (limited 10 square feet additional space on recharge); 9.4.1. a, LAX ONLY (on recharge); 9.4.2. a LAX ONLY (on recharge).

4.             Charges:

4.1	Telephone and other data lines line for computing or voice connection will be at the sole cost of Airline.

4.2

At the start date of Airline B767 operations at any city/stations listed below, Airline agrees to commence payment to Delta per Table 4.2 for services performed by Delta pursuant to this Agreement in support of such B767 operations.

Los Angeles (LAX), San Francisco (SFO), Portland (PDX), Las Vegas (LAS), San Diego (SAN), Seattle (SEA), Phoenix (PHX)*

* Monthly Services at PHX will include only ETOPS PDC’s and no Overnights.  In consideration of this reduced Service level, monthly billing for PHX for single unit service shall be [REDACT] and shall include up to [REDACT] ETOPS PDC’s.

Table 4.2 Flat Rate Monthly Pricing for Routine Services

[REDACT]

The following time standards shall be used to determine the allowable maximum number of man-hours associated with the performance of an included event at listed stations that is included as part of the base rate charges

Domestic Check to include up to 4 man-hours for the performance of routine check package

ETOPS-1 Check to include up to 6 man-hours for the performance of routine check package

Over Night Check to include up to 9 man-hours for the performance of routine check package

A-Check to include up to 100 man-hours for the performance of routine check package

For any listed city/station initiating B767 operations during any particular month, the charges for routine services for that particular month at that particular city/station shall be pro-rated based on the percentage of days during that month that such city/station has commenced or added B767 operations.

At each listed city/station, the maximum number and type of over and above routine monthly services and non-routine man-hours offered at [REDACT] man-hour, are as provided in Table 4.2.

For On-call line maintenance services at Delta stations other than those included in this agreement, Services shall be billed in accordance with Table 4.3.

All rates shall be subject to annual escalation per Section 4.3.

Performance of less than the maximum number of routine planned events at any listed city/station during any given month shall not be cause for a reimbursement or credit to Airline. [REDACT]   Any offset or credit that may be offered to Airline, shall be offered as a credit against services and not as a cash payment.

Domestic Checks:	[REDACT]
ETOPS Checks:	[REDACT]
Over Night Checks:	[REDACT]
Additional Man-hours:	[REDACT]

Table 4.3 On-Call Per Event Pricing

Powered equipment or equipment for other than included maintenance:

        Current MAGSA Rates

Towing	[REDACT] occurrence (other than for A checks)

LAX ONLY:

Ramp Parking (as available):

1 Aircraft	[REDACT]	1-24 hour intervals*

2 Aircraft	[REDACT] per aircraft	1-24 hour intervals*

3 Aircraft	[REDAC T] per aircraft	1-24 hour intervals*

Hangar Parking (as available):	[REDACT] per aircraft	1-12 hour intervals*

                        * Parking for performance of A-Checks is included as part of monthly services pricing and will not be invoiced separately.

A CHECKS - LAX ONLY:

Hawaiian Airlines Maintenance Planning will provide to Delta a running forecast for six months of continuous running Service Checks (A-Checks).

Delta Line Maintenance Planning will coordinate with LAX Line Maintenance to determine resources needed to perform requested Service Checks (A-Checks). Delta agrees to perform all forecasted requirements in accordance with a mutually agreed upon schedule.

A-Checks will be flat-rated at [REDACT] per event and include up to one hundred  (100) man-hours per A check for the performance of the routine scheduled work package.  Routine man-hour requirements above the 100 man-hour allotment and all non-routine work requirements shall be billed at then current MAGSA rates or if Airline requests overtime, at Delta premium rates per Table 4.2

[REDACT]

                4.3   Each fiscal year, beginning January 1, 2003, all contract rates will be subject to an annual economic escalation effective January 1 of that year.  All such rates shall be adjusted as defined by the following formulae.

Price adjustments shall be determined ninety (90) days prior to the start of each calendar year.

[REDACT]

4.4           Structural engineering liaison services shall be provided under separate Liaison Engineering Services agreement.

4.5           All charges are exclusive of airport fees and state and federal taxes applicable thereto, which will be paid by Airline.

4.6           All additional services provided to Airline by Delta not listed in this Exhibit A will be charged to Airline at current local rates.

4.7           All disbursements made by Delta on behalf of Airline will be reimbursed to Delta at Airline’s cost plus an accounting surcharge of [REDACT].

4.8           Airline shall have the ability to request, and Delta shall not unreasonably deny, that additional stations be added as listed stations for the performance of on-going routine maintenance.   Pricing and service levels for added stations shall be in accordance with the then current pricing levels of Table 4.2.

4.9           Airline shall have the ability, upon not less than 180 days prior written notice, to reduce or terminate Service in a specific station/city, without penalty.  If prior written notice by Airline to Delta to reduce or terminate Service in a specific city/station is provided less than one hundred eighty (180) days prior to such reduction or termination, Airline shall pay to Delta a fee as follows:

                                Written notification of intent to reduce or terminate service received by Delta  more than five (5) but less than six (6) months prior,  [REDACT] payment required

                Written notification of intent to reduce or terminate service received by Delta  more than four (4) but less than five (5) months prior, [REDACT] payment required

                Written notification of intent to reduce or terminate service received by Delta  more than three (3) but less than four (4) months prior,  [REDACT] payment required

                Written notification of intent to reduce or terminate service received by Delta  more than two (2) but less than three (3) months prior,  [REDACT] payment required

                Written notification of intent to reduce or terminate service received by Delta  more than one (1) but less than two (2) months prior,  [REDACT] payment required

                Written notification of intent to reduce or terminate service received by Delta  less than one (1) months prior,  [REDACT] payment required

HAWAIIAN AIRLINES		DELTA AIR LINES, INC.
(“Airline”)

By:		By:
Name:	H. Norman Davies, Jr	Name:	Jerry Bemis
Title:	Executive Vice President — Operations	Title:	Vice President
Line Maintenance Operations

By:
Name:	Christine R. Deister
Title:	Executive Vice President &
Chief Financial Officer